Exhibit 99.1

New York Community Bancorp, Inc. Reports 1st Quarter 2005 Diluted GAAP
           EPS of $0.35 and Diluted Cash EPS of $0.37 -1-;
         Board of Directors Declares $0.25 Per Share Dividend

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 20, 2005--1st Quarter 2005
Highlights

    -- Net income rose $7.6 million, or 9.1%, to $91.1 million on a linked-quarter basis

    -- The efficiency ratio improved to 26.54% on a linked-quarter basis

    -- Loan originations totaled $1.8 billion, including $1.4 billion of multi-family loans

    -- Loans rose $1.1 billion to $14.5 billion at March 31, 2005, signifying an annualized growth rate of 34%

    -- Multi-family loans rose $1.0 billion to $10.9 billion, representing 75% of total loans outstanding and an annualized growth rate of 43%

    -- Securities totaled $6.6 billion, representing 26.8% of total assets, down from $7.1 billion, or 29.5% of total assets, at December 31, 2004

    -- Core deposits rose to $6.9 billion, representing 64.9% of total deposits

    -- Tangible stockholders' equity equaled 5.45% of tangible assets, excluding net unrealized losses on securities;
        including the net unrealized losses, tangible equity equaled 5.21% of tangible assets

    --  The Bank's leverage capital ratio equaled 8.68% at March 31st

    New York Community Bancorp, Inc. (NYSE: NYB) today reported first quarter 2005 earnings of $91.1 million, or $0.35 per diluted share, generating a 1.64% return on average tangible assets and a 32.20% return on average tangible stockholders' equity. The Company earned $83.5 million, or $0.32 per diluted share, in the trailing quarter and $130.0 million or $0.48 per diluted share, in the first quarter of 2004.
    At the close of the second quarter of 2004, the Company enhanced its interest rate and market risk profile by significantly repositioning its balance sheet. In connection with this strategy, the Company dramatically reduced its securities portfolio and extended the maturity of certain liabilities. In view of the significant difference in its balance sheet as a result of these, and subsequent, actions, the Company believes that a comparison of its first quarter 2005 and fourth quarter 2004 results is more germane to understanding its direction and the progress made since the balance sheet was repositioned, than a comparison of its first quarter 2005 and 2004 results.
    Included in the Company's first quarter 2005 earnings was an after-tax gain of $4.0 million on the sale of certain Bank-owned properties, which is also reflected in the Company's first quarter 2005 cash earnings of $98.2 million, or $0.37 per diluted share. The Company's cash earnings provided a 1.77% return on average tangible assets and a 34.71% return on average tangible stockholders' equity. (1)

    Board of Directors Declares $0.25 per Share Dividend, Payable on
May 17th

    Commenting on the Company's first quarter 2005 results, President and Chief Executive Officer Joseph R. Ficalora stated, "We are very pleased with our first quarter performance, which reflected the substantial progress we've made since the repositioning of our balance sheet at the end of June. Among our first quarter 2005 achievements were a linked-quarter increase in fee income and a linked-quarter reduction in operating expenses, which contributed to an improvement in our efficiency ratio. Based on our first quarter 2005 GAAP and cash earnings, the Board last night declared a quarterly cash dividend of $0.25 per share, payable on May 17th to shareholders of record as of May 2, 2005.
    "We also are very pleased with the progress made toward achieving our key objectives: building the Company's value by focusing on our fundamental business model and by further strengthening our balance sheet," Mr. Ficalora said. "In the first quarter of 2005, loan originations totaled $1.8 billion, including $1.4 billion of multi-family loans. As a result of our productivity, our total loan portfolio now exceeds $14.5 billion, and our multi-family loan portfolio is fast approaching the $11.0 billion mark. With a current pipeline of approximately $1.8 billion, including $1.5 billion of multi-family credits, we believe that, by the end of the year, our loans will have grown at a rate consistent with our target, which, at this point in the calendar, has historically been in the range of 20% to 25%.
    "During the quarter, we also saw an increase in multi-family loan refinancings, which resulted in higher fee income and contributed to an increase in the average yield on loans. Despite the 50-basis point rise in the fed funds rate, our net interest margin equaled 3.03%, which was within our range of expectations, and reflected a 12-basis point reduction from the measure recorded in the fourth quarter of 2004.
    "With regard to asset quality," Mr. Ficalora stated, "we are pleased with our current measures, with non-performing assets representing 0.14% of total assets and non-performing loans representing 0.23% of total loans. Charge-offs amounted to eight thousand dollars during the quarter, a miniscule number, and consisted entirely of consumer loans acquired in merger transactions."
    "We also realized an increase in deposits during the quarter," noted Mr. Ficalora. "Total deposits rose to $10.6 billion at March 31st, signifying a $572.0 million, or 5.7%, increase since the repositioning of our balance sheet began. We are currently in the process of diversifying our funding sources, and expect that continued deposit growth will be a key result.
    "Yet another first quarter highlight was the ongoing strategic reduction of our securities portfolio," Mr. Ficalora continued. "At quarter-end, total securities amounted to $6.6 billion, and represented 26.8% of total assets, as compared to $12.1 billion, or 45.7% of total assets, at March 31, 2004. Accordingly, we are very much on track to achieve our stated target of reducing securities to 25% of total assets by the end of 2005.
    "We are also pleased by the strength of our capital position, as reflected in our tangible equity to assets ratio at March 31, 2005. Tangible stockholders' equity equaled 5.45% of tangible assets, excluding net unrealized losses on securities; including the net unrealized losses, the ratio was 5.21% at quarter-end. At the same time, we continued to see an increase in the Bank's regulatory capital levels, as exemplified by the linked-quarter rise in our leverage capital ratio to 8.68%.
    "In sum, while interest rate volatility continues to pose a challenge to our sector, we are pleased with the progress we are making as we continue to improve our balance sheet position to deal with the uncertainties that lie ahead," Mr. Ficalora said.

    First Quarter 2005 Earnings Summary

    Net Interest Income

    The Company recorded first quarter 2005 net interest income of $158.8 million, as compared to $160.5 million in the three months ended December 31, 2004. While a number of factors contributed to the linked-quarter reduction, primary among them were the planned decline in securities, which tempered the significant level of loan growth, and the immediate impact of the 50-basis point rise in short-term interest rates on the Company's cost of funds during the three-month period.
    While the Company recorded a $12.9 million increase in first quarter 2005 interest income, to $282.4 million, this increase was exceeded by a $14.6 million rise in interest expense to $123.6 million during the same time. The linked-quarter increase in interest income stemmed from a $564.1 million rise in the average balance of interest-earning assets to $21.0 billion and a 10-basis point rise in the average yield to 5.39%. The higher average balance reflects a $951.2 million increase in average loans to $13.8 billion; the higher yield primarily reflects a seven-basis point rise in the average yield on loans to 5.48%.
    The linked-quarter rise in interest expense was attributable to a $546.4 million increase in the average balance of interest-bearing liabilities to $20.1 billion, coupled with a 24-basis point increase in the average cost of funds to 2.47%. The higher average balance reflects a $259.3 million increase in the average balance of interest-bearing deposits to $9.8 billion and a $287.0 million increase in the average balance of borrowed funds, to $10.3 billion. The higher average cost reflects the rise in short-term interest rates during the three months ended March 31, 2005.
    Reflecting the same combination of factors that contributed to the linked-quarter reduction in net interest income, the Company's net interest margin narrowed to 3.03% in the current first quarter from 3.15% in the trailing three-month period.

    Non-interest Income

    The Company derives non-interest income from two primary sources: fee income, which generally includes retail deposit fees, charges on loans, and prepayment penalties; and other income, which includes joint venture income, the revenues produced by the sale of third-party investment products, and the income generated by the Company's investment in Bank-owned Life Insurance ("BOLI") and by its investment advisory firm, Peter B. Cannell & Co., Inc. ("PBC").
    In the first quarter of 2005, the Company recorded fee income of $12.9 million, up $532,000 from the level recorded in the fourth quarter of 2004. The increase was primarily due to an increase in prepayment penalties during the quarter, which was tempered by a reduction in retail deposit fees.
    Other income totaled $19.0 million in the current first quarter, as compared to $13.4 million in the trailing three months. In addition to the $6.1 million gain on the sale of Bank-owned properties, the first quarter 2005 amount reflects BOLI income of $5.4 million and revenues from PBC of $2.4 million, comparable to the amounts recorded in the three months ended December 31, 2004.

    Non-interest Expense

    Non-interest expense has two components: operating expenses, which consist of compensation and benefits, occupancy and equipment, general and administrative ("G&A"), and other expenses; and the amortization of the core deposit intangibles ("CDI") stemming from the Company's mergers with Richmond County Financial Corp. and Roslyn Bancorp, Inc.
    In the first quarter of 2005, the Company recorded total non-interest expense of $53.6 million, signifying a $761,000 reduction from the level recorded in the three months ended December 31, 2004. Operating expenses accounted for $50.6 million of the first quarter 2005 total, as compared to $51.5 million of the fourth quarter 2004 amount.
    The linked-quarter reduction was due to a decline in compensation and benefits and G&A expenses. Compensation and benefits expense fell $368,000 on a linked-quarter basis, to $25.4 million, while G&A expense fell $1.8 million to $12.0 million. These reductions served to offset a $961,000 linked-quarter increase in occupancy and equipment expense to $11.4 million, and a $351,000 linked-quarter increase in other expenses to $1.9 million. The increase in occupancy and equipment expense was largely due to seasonal factors.

    Income Tax Expense

    Income tax expense totaled $46.1 million in the current first quarter, as compared to $40.7 million in the three months ended December 31, 2004. The linked-quarter increase reflects a $13.0 million rise in pre-tax income to $137.2 million and an increase in the effective tax rate to 33.6% from 32.8%.

    Balance Sheet Summary

    The Company recorded total assets of $24.6 billion at March 31, 2005, signifying a $574.6 million increase from the balance recorded at December 31, 2004. While total loans rose $1.1 billion, or 8.4%, during this time, the increase was significantly tempered by a $479.6 million, or 6.8%, decline in total securities, consistent with the Company's planned reduction of the securities portfolio.

    Loans

    The Company's status as a leading lender in its market was reaffirmed by the volume of loans produced in the first quarter of 2005. Loan originations totaled $1.8 billion for the quarter, signifying a 65.3% increase from $1.1 billion in the first three months of 2004. Multi-family loan originations accounted for $1.4 billion, or 77.8%, of the current first quarter's production, and were up 95.0% from the volume recorded in the year-earlier three months. Construction loans accounted for $178.9 million, or 10.1%, of the current first quarter's production, while commercial real estate loans accounted for $175.8 million, or 9.9%. In the year-earlier first quarter, construction and commercial real estate loan originations totaled $144.2 million and $166.7 million, respectively.
    Reflecting the record volume of loans produced, offsetting repayments of $625.8 million, and sales of one-to-four family loans totaling $16.0 million, the loan portfolio grew at an annualized rate of 33.7%. At March 31, 2005, the Company recorded total loans of $14.5 billion, up from $13.4 billion at December 31, 2004. Multi-family loans accounted for $10.9 billion, or 75.0%, of total loans outstanding, and were up $1.0 billion, or 10.6%, from the year-end 2004 balance, signifying an annualized growth rate of 42.6%. At March 31, 2005, the multi-family loan portfolio had an average principal balance of $3.2 million and a loan-to-value ratio of 58.9%. The expected weighted average life of the portfolio was 3.9 years at that date.
    Multi-family loans are typically originated for a term of ten years, with a fixed rate of interest in the first five years, tied to the five-year Treasury, and a rate that adjusts annually in years six through ten. However, the nature of the Company's lending niche is such that the typical multi-family loan refinances within the first five-year period, thus generating prepayment penalties ranging from five points to one point of the initial loan balance.
    The majority of the Company's multi-family loans are secured by rent-regulated buildings in New York City. Because the rents on the apartments in these buildings are typically below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by its multi-family credits, which have not incurred a loss for more than twenty years.
    The Company has been originating multi-family loans in this market for several decades. Its longevity reflects the relationships it has developed with several leading mortgage brokers, who are familiar with the Company's lending practices, its underwriting standards, and its long-standing practice of lending on the cash flows produced by the rent rolls of the buildings collateralizing these loans. Because the multi-family market is largely broker-driven, these longstanding relationships have supported the growth of the Company's multi-family loan portfolio.
    Commercial real estate loans totaled $2.3 billion at March 31, 2005, representing 15.6% of total loans outstanding and a $120.6 million, or 5.6%, increase from the balance recorded at December 31, 2004. The portfolio had an average principal balance of $2.3 million at the close of the current first quarter and a loan-to-value ratio of 54.6%. The expected weighted average life of the portfolio was 4.3 years at March 31, 2005. The Company's commercial real estate loan portfolio is largely secured by office and mixed-use buildings in New York City and national credit retail shopping centers in New York City and Long Island. Commercial real estate loans feature terms and rates that parallel the terms and rates featured by the Company's multi-family credits. The Company has not had a loss on a commercial real estate loan in more than ten years.
    The construction loan portfolio totaled $825.2 million at March 31, 2005, representing 5.7% of total loans outstanding and a $21.0 million increase from the year-end 2004 amount. The majority of the portfolio consists of loans for the construction of one-to-four family homes on Long Island, where the Bank is the primary lender to several leading builders and developers. The typical construction loan features a term of 18 to 24 months and a floating rate of interest that is tied to prime.
    Since December 1, 2000, the Company has been originating one-to-four family loans on a pass-through basis, and selling the loans to a third-party conduit within ten days of closing, service-released. Reflecting this practice, as well as first quarter 2005 repayments, the portfolio of one-to-four family loans declined $23.1 million during the quarter to $483.0 million, representing 3.3% of total loans outstanding at March 31, 2005. The remaining loans in portfolio are seasoned loans that were originated before the conduit policy was adopted or that were acquired in merger transactions in 2000, 2001, and 2003.
    The Company currently has a pipeline of approximately $1.8 billion, with multi-family loans accounting for approximately 83% of that amount.

    Asset Quality

    Non-performing assets totaled $33.8 million at March 31, 2005, representing 0.14% of total assets, as compared to $28.7 million, representing 0.12% of total assets, at December 31, 2004. Non-performing loans accounted for $33.1 million and $28.1 million, respectively, of the March 31, 2005 and December 31, 2004 totals, and represented 0.23% and 0.21%, respectively, of total loans at the corresponding dates. Included in non-performing loans at March 31, 2005 were non-accrual mortgage loans totaling $31.6 million and non-accrual other loans totaling $1.5 million, as compared to $23.6 million and $4.6 million, respectively, at December 31, 2004.
    Other real estate owned rose $124,000 during this time to $690,000, and consisted of four residential properties at March 31, 2005. The Company is currently in the process of marketing the properties for sale and does not expect to incur a loss when such properties are sold.
    The allowance for loan losses totaled $78.0 million at March 31, 2005, down eight thousand dollars from the balance recorded at December 31, 2004. While the Company recorded no provisions for loan losses during the current first quarter, it charged off eight thousand dollars of consumer loans acquired in merger transactions. The allowance for loan losses equaled 0.54% of total loans at the close of the first quarter and 236.03% of non-performing loans at the same date.

    Securities

    In the first quarter of 2005, the Company continued its planned reduction of the securities portfolio. Securities totaled $6.6 billion at March 31, 2005, reflecting a linked-quarter reduction of $479.6 million, or 6.8%, and a year-over-year reduction of $5.5 billion, or 45.5%. Securities represented 26.8% of total assets at the close of the current first quarter, as compared to 29.5% and 45.7%, respectively, at December 31 and March 31, 2004. The current ratio of securities to assets is well within the range of the Company's stated target of 25% by year-end 2005.
    Available-for-sale securities represented $2.9 billion, or 44.3%, of total securities at the close of the current first quarter, and were down $185.3 million and $5.4 billion, respectively, from the amounts recorded at December 31 and March 31, 2004. Mortgage-related securities represented $2.7 billion of the March 31, 2005 total, and were down $189.2 million and $4.8 billion, respectively, from the balances recorded at the corresponding dates. Debt and equity securities represented the remaining $211.1 million of available-for-sale securities at the close of the current first quarter, and were up a modest $4.0 million from the year-end 2004 balance, but down $552.4 million from the balance at March 31, 2004. The linked-quarter increase was primarily a benefit of the unrealized gains associated with Statement of Financial Accounting Standards No. 115.
    The after-tax net unrealized loss on securities available for sale was $40.8 million at the close of the current first quarter, as compared to $20.4 million at December 31, 2004. The increase was the direct result of the rise in market interest rates during the quarter, as exemplified by the rate on the five-year Treasury, which increased 56 basis points during this time.
    Held-to-maturity securities represented $3.7 billion, or 55.7%, of total securities at the close of the current first quarter, and were down $294.4 million and $148.6 million, respectively, from the amounts recorded at December 31 and March 31, 2004. Mortgage-related securities accounted for $2.0 billion of the March 31, 2005 total, signifying a $104.1 million increase from the year-earlier level but a $139.3 million reduction from the level recorded at December 31, 2004. Other securities totaled $1.7 billion at the close of the current first quarter, and were down $155.1 million and $252.6 million, respectively, from the balances recorded at December 31 and March 31, 2004.

    Sources of Funds

    In the first quarter of 2005, the Company continued to fund its loan growth through three primary sources: cash flows from securities redemptions and sales; an increase in deposits; and an increase in wholesale borrowings. During the quarter, securities generated cash flows of approximately $460 million. In addition, the Company recorded a $218.7 million, or 3.3%, increase in core deposits, defined as all deposits except certificates of deposit ("CDs"), and a $279.4 million, or 3.0%, increase in wholesale borrowings.
    Core deposits totaled $6.9 billion at March 31, 2005, representing 64.9% of total deposits, as compared to $6.6 billion, representing 63.9%, at December 31, 2004 and to $6.1 billion, representing 61.2%, at March 31, 2004. The linked-quarter and year-over-year increases were largely due to an increase in NOW and money market accounts, which rose $487.3 million and $784.8 million, respectively, to $3.3 billion over the three- and twelve-month periods. In addition, the balance of non-interest-bearing accounts rose $3.7 million and $12.1 million, respectively, to $742.9 million at March 31, 2005.
    These increases were partly tempered by linked-quarter and year-over-year reductions in the balances of savings accounts and CDs. Savings accounts declined $272.3 million and $69.7 million, respectively, to $2.8 billion, while CDs declined $32.5 million and $166.0 million, respectively, to $3.7 billion at March 31, 2005. Total deposits amounted to $10.6 billion at the close of the current first quarter, up $186.2 million on a linked-quarter basis and up $561.2 million year-over-year.
    The increase in deposits during this time reflects a shift in the Company's approach to funding. As a result of three merger transactions in three years, the Company had acquired a portfolio of higher cost deposits, which it had been allowing to run off. In connection with the repositioning of the balance sheet at the end of June 2004, the Company began to focus on growing deposits, with a particular emphasis on NOW and money market and non-interest-bearing accounts.
    While deposits have become a more dominant funding source in recent quarters, the Company continues to utilize wholesale borrowings to complement its funding mix. At March 31, 2005, wholesale borrowings totaled $9.6 billion, down $2.3 billion from the year-earlier balance, but up $279.4 million from the year-end 2004 amount. Including junior subordinated debentures of $444.5 million and other borrowings of $360.3 million, the Company had total borrowed funds of $10.4 billion at March 31, 2005.

    Stockholders' Equity

    The Company recorded stockholders' equity of $3.2 billion at March 31, 2005, reflecting a $12.2 million increase from the balance at December 31, 2004. The March 31, 2005 amount was equivalent to 13.00% of total assets and a book value of $12.26 per share, based on 260,921,443 shares. The year-end 2004 amount was equivalent to 13.26% of total assets and a book value of $12.23 per share based on 260,533,784 shares.
    Tangible stockholders' equity equaled $1.2 billion at March 31, 2005, up $28.9 million from the balance recorded at December 31, 2004. Excluding net unrealized losses on securities from the respective totals, tangible stockholders' equity equaled 5.45% and 5.39% of tangible assets at the corresponding dates. Including the net unrealized losses, tangible stockholders' equity equaled 5.21% and 5.22% of tangible assets, respectively.
    The increase in tangible stockholders' equity reflects first quarter net income of $91.1 million and additional contributions to tangible stockholders' equity of $7.1 million. During the quarter, the Company distributed dividends totaling $65.2 million and allocated $1.0 million for the repurchase of 55,987 shares of its common stock. At March 31, 2005, there were 1,625,940 shares still available for repurchase under the Board of Directors' share repurchase authorization on April 20, 2004.
    At March 31, 2005, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company and the Bank's capital ratios continued to exceed the minimum levels required for classification as a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act. The following table sets forth the Bank's leverage capital, Tier 1 risk-based capital, and total risk-based capital levels at March 31, 2005 and the minimum federal requirements for well capitalized classification.


Regulatory Capital Analysis (Bank Only)

                                At March 31, 2005
            ----------------------------------------------------------
                                         Risk-Based Capital
                               ---------------------------------------
             Leverage Capital        Tier 1               Total
            ------------------ ------------------- -------------------
(dollars in
 thousands)   Amount    Ratio    Amount     Ratio    Amount     Ratio
            ----------- ------ ----------- ------- ----------- -------
Total
 equity      $1,928,984  8.68%  $1,928,984  15.92%  $2,007,033  16.57%
Minimum
 regulatory
 capital
 requirement  1,110,694  5.00      726,884   6.00    1,211,473  10.00
            ----------- ------ ----------- ------- ----------- -------
Excess       $  818,290  3.68%  $1,202,100   9.92%  $  795,560   6.57%
            =========== ====== =========== ======= =========== =======


    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with total assets of $24.6 billion at March 31, 2005. The Bank serves its customers through a network of 143 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.

    Post-Earnings Release Conference Call

    The Company will host a conference call on April 20, 2005 at 10:00 a.m. (ET) to discuss highlights of its first quarter 2005 performance. The conference call may be accessed by phoning 800-811-0667 (for domestic calls) or 913-981-4901 (for international calls) and providing the following access code: 5144058. A replay of the conference call will be available through midnight on April 27th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived approximately two hours following completion of the call through 5:00 p.m. on April 29, 2005.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may effect our net income or future cash flows; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel the Company may acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the discussion and reconciliation of GAAP and cash earnings on page 13 of this release.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)


                                              March 31,   December 31,
                                                2005         2004
                                             (unaudited)
                                             ------------ ------------
Assets
Cash and due from banks                      $   196,696  $   187,679
Money market investments                           1,172        1,171
Securities available for sale:
    Mortgage-related securities                2,711,797    2,901,039
    Debt and equity securities                   211,062      207,070
Securities held to maturity:
    Mortgage-related securities (estimated
     market value of $1,915,114 and
     $2,091,748, respectively)                 2,027,164    2,166,416
    Other securities (estimated market value
     of $1,675,465 and $1,826,063,
     respectively)                             1,651,065    1,806,198
Mortgage loans:
    Multi-family                              10,889,603    9,842,444
    Commercial real estate                     2,261,374    2,140,727
    Construction                                 825,205      804,219
    1-4 family                                   483,049      506,116
                                             ------------  -----------
Total mortgage loans                          14,459,231   13,293,506
Other loans                                       64,729      102,538
Less:  Allowance for loan losses                 (78,049)     (78,057)
                                             ------------ ------------
Loans, net                                    14,445,911   13,317,987
Premises and equipment, net                      144,248      148,263
Goodwill                                       1,937,680    1,951,438
Core deposit intangibles                          84,610       87,553
Federal Home Loan Bank of New York stock, at
 cost                                            275,150      232,215
Other assets                                     925,889    1,030,797
                                             ------------ ------------
Total assets                                 $24,612,444  $24,037,826
                                             ============ ============

Liabilities and Stockholders' Equity
Deposits:
    NOW and money market accounts            $ 3,337,556  $ 2,850,218
    Savings accounts                           2,788,017    3,060,334
    Certificates of deposit                    3,719,778    3,752,327
    Non-interest-bearing accounts                742,937      739,238
                                             ------------ ------------
Total deposits                                10,588,288   10,402,117
                                             ------------ ------------
Official checks outstanding                       23,730       16,831
Borrowed funds:
    Wholesale borrowings                       9,614,391    9,334,953
    Junior subordinated debentures               444,510      446,084
    Other borrowings                             360,266      361,504
                                             ------------ ------------
Total borrowed funds                          10,419,167   10,142,541
Mortgagors' escrow                               122,706       54,555
Other liabilities                                259,956      235,368
                                             ------------ ------------
Total liabilities                             21,413,847   20,851,412
                                             ------------ ------------
Stockholders' equity:
    Preferred stock at par $0.01 (5,000,000
     shares authorized; none issued)                  --           --
    Common stock at par $0.01 (600,000,000
     shares authorized; 273,396,452 shares
     issued; 265,478,175 and 265,190,635
     shares outstanding, respectively)             2,734        2,734
    Paid-in capital in excess of par           3,015,920    3,013,241
    Retained earnings (partially restricted)     473,446      452,134
    Less: Treasury stock (7,918,277 and
           8,205,817 shares, respectively)      (217,625)    (223,230)
          Unallocated common stock held by
           ESOP                                  (14,341)     (14,655)
          Common stock held by SERP and
           Deferred Compensation Plans            (3,113)      (3,113)
    Net unrealized loss on securities
     available for sale, net of tax              (40,816)     (20,443)
    Net unrealized loss on securities
     transferred to held to maturity,
     net of tax                                  (17,608)     (20,254)
                                             ------------ ------------
Total stockholders' equity                     3,198,597    3,186,414
                                             ------------ ------------
Total liabilities and stockholders' equity   $24,612,444  $24,037,826
                                             ============ ============



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)


                                      For the Three Months Ended
                                 -------------------------------------
                                  March 31,  December 31,   March 31,
                                    2005         2004         2004
                                 -----------  -----------  -----------
Interest Income:
    Mortgage and other loans       $188,292     $173,077     $156,199
    Mortgage-related securities      59,997       65,498      105,384
    Debt and equity securities       33,901       30,872       34,031
    Money market investments            204           66          234
                                 -----------  -----------  -----------
Total interest income               282,394      269,513      295,848
                                 -----------  -----------  -----------

Interest Expense:
    NOW and money market accounts    12,391        7,527        6,864
    Savings accounts                  4,003        4,510        4,097
    Certificates of deposit          20,088       14,696        7,268
    Borrowed funds                   87,090       82,207       64,059
    Mortgagors' escrow                   66           52           44
                                 -----------  -----------  -----------
Total interest expense              123,638      108,992       82,332
                                 -----------  -----------  -----------
    Net interest income             158,756      160,521      213,516
Provision for loan losses                --           --           --
                                 -----------  -----------  -----------
    Net interest income after
     provision for loan losses      158,756      160,521      213,516
                                 -----------  -----------  -----------

Non-interest Income:
    Fee income                       12,911       12,379       13,745
    Net securities gains                 48          484        9,944
    Loss on other-than-temporary
     impairment                          --       (8,209)          --
Other                                19,049       13,373       13,803
                                 -----------  -----------  -----------
Total non-interest income            32,008       18,027       37,492
                                 -----------  -----------  -----------

Non-interest Expense:
Operating expenses:
    Compensation and benefits        25,401       25,769       25,296
    Occupancy and equipment          11,388       10,427        9,537
    General and administrative       11,988       13,776       10,605
    Other                             1,856        1,505        1,505
                                 -----------  -----------  -----------
Total operating expenses             50,633       51,477       46,943
    Amortization of core deposit
     intangibles                      2,943        2,860        2,860
                                 -----------  -----------  -----------
Total non-interest expense           53,576       54,337       49,803
                                 -----------  -----------  -----------
Income before income taxes          137,188      124,211      201,205
Income tax expense                   46,106       40,735       71,182
                                 -----------  -----------  -----------
    Net Income                     $ 91,082     $ 83,476     $130,023
                                 ===========  ===========  ===========

    Basic earnings per share          $0.35        $0.32        $0.50
                                 ===========  ===========  ===========
    Diluted earnings per share        $0.35        $0.32        $0.48
                                 ===========  ===========  ===========



                   NEW YORK COMMUNITY BANCORP, INC.
        DISCUSSION AND RECONCILIATION OF GAAP AND CASH EARNINGS


    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but that have been added back to tangible stockholders' equity. These items typically fall into four categories: expenses related to the amortization and appreciation of shares held in the Company's stock-related benefit plans; the associated tax benefits; dividends on unallocated ESOP shares; and the amortization of the CDI stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively. In the fourth quarter of 2004, a fifth item was added: a charge for the other-than-temporary impairment of certain FNMA securities.
    Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.
    Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and cash earnings for the three months ended March 31, 2005, December 31, 2004, and March 31, 2004 follows:


                                      For the Three Months Ended
                                 -------------------------------------
                                  March 31,   December 31,  March 31,
(in thousands)                      2005         2004         2004
                                 ------------ ------------ -----------
Net income                           $91,082     $ 83,476    $130,023
Add back:
  Amortization and appreciation
   of stock-related benefit plans      1,844        2,149       3,290
  Associated tax benefits              1,149        3,895      23,315
  Dividends on unallocated ESOP
   shares                              1,164        1,267       1,064
  Amortization of core deposit
   intangibles                         2,943        2,860       2,860
  Other-than-temporary impairment
   charge                                 --        8,209          --
                                 ------------ ------------ -----------
Total additional contributions to
 tangible stockholders' equity         7,100       18,380      30,529
                                 ------------ ------------ -----------
Cash earnings                        $98,182     $101,856    $160,552
                                 ============ ============ ===========



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                           Three Months Ended
                                  ------------------------------------
                                             March 31, 2005
                                  ------------------------------------
                                                             Average
                                    Average                   Yield/
                                    Balance      Interest      Cost
                                  ------------ ------------ ----------

Assets:
  Interest-earning assets:
    Mortgage and other loans, net $13,750,424     $188,292      5.48%
    Mortgage-related securities     4,965,405       59,997      4.83
    Debt and equity securities      2,203,656       33,901      6.15
    Money market investments           31,311          204      2.61
                                  ------------ ------------ ----------
  Total interest-earning assets     20,950,796     282,394      5.39
  Non-interest-earning assets        3,301,352
                                  ------------
  Total assets                     $24,252,148
                                  ============
Liabilities and Stockholders'
 Equity:
  Interest-bearing deposits:
    NOW and money market accounts $ 3,003,076     $ 12,391      1.65%
    Savings accounts                2,921,826        4,003      0.55
    Certificates of deposit         3,737,918       20,088      2.15
    Mortgagors' escrow                 89,733           66      0.29
                                  ------------ ------------ ----------
  Total interest-bearing deposits   9,752,553       36,548      1.50
    Borrowed funds                 10,302,170       87,090      3.38
                                  ------------ ------------ ----------
  Total interest-bearing
   liabilities                     20,054,723      123,638      2.47
  Non-interest-bearing deposits       728,524
  Other liabilities                   300,118
                                  ------------
  Total liabilities                21,083,365
  Stockholders' equity              3,168,783
                                  ------------
  Total liabilities and
   stockholders' equity           $24,252,148
                                  ============
  Net interest income/interest
   rate spread                                    $158,756      2.92%
                                               ============ ==========
  Net interest-earning assets/net
   interest margin                   $896,073                   3.03%
                                  ============              ==========
  Ratio of interest-earning assets
   to interest-bearing liabilities                              1.04x
                                                            ==========

  Core deposits                    $6,653,426      $16,394      0.99%
                                  ============ ============ ==========


                                           Three Months Ended
                                  ------------------------------------
                                           December 31, 2004
                                  ------------------------------------
                                                             Average
                                    Average                   Yield/
                                    Balance      Interest      Cost
                                  ------------ ------------ ----------

Assets:
  Interest-earning assets:
    Mortgage and other loans, net $12,799,268     $173,077      5.41%
    Mortgage-related securities     5,303,209       65,498      4.94
    Debt and equity securities      2,270,158       30,872      5.44
    Money market investments           14,024           66      1.88
                                  ------------ ------------ ----------
  Total interest-earning assets    20,386,659      269,513      5.29
  Non-interest-earning assets       3,287,525
                                  ------------
  Total assets                    $23,674,184
                                  ============
Liabilities and Stockholders'
 Equity:
  Interest-bearing deposits:
    NOW and money market accounts $ 2,559,715     $  7,527      1.18%
    Savings accounts                3,104,730        4,510      0.58
    Certificates of deposit         3,728,014       14,696      1.58
    Mortgagors' escrow                100,746           52      0.21
                                  ------------ ------------ ----------
  Total interest-bearing deposits   9,493,205       26,785      1.13
    Borrowed funds                 10,015,122       82,207      3.28
                                  ------------ ------------ ----------
  Total interest-bearing
   liabilities                     19,508,327      108,992      2.23
  Non-interest-bearing deposits       734,022
  Other liabilities                   292,885
                                  ------------
  Total liabilities                20,535,234
  Stockholders' equity              3,138,950
                                  ------------
  Total liabilities and
   stockholders' equity           $23,674,184
                                  ============
  Net interest income/interest rate
   spread                                         $160,521      3.06%
                                               ============ ==========
  Net interest-earning assets/net
   interest margin                   $878,332                   3.15%
                                  ============              ==========
  Ratio of interest-earning assets
   to interest-bearing liabilities                              1.05x
                                                            ==========

  Core deposits                    $6,398,467      $12,037      0.75%
                                  ============ ============ ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                      Three Months Ended March 31,
                                  ------------------------------------
                                                  2005
                                  ------------------------------------
                                                             Average
                                    Average                   Yield/
                                    Balance      Interest      Cost
                                  ------------ ------------ ----------

Assets:
  Interest-earning assets:
    Mortgage and other loans,
     net                          $13,750,424     $188,292      5.48%
    Mortgage-related securities     4,965,405       59,997      4.83
    Debt and equity securities      2,203,656       33,901      6.15
    Money market investments           31,311          204      2.61
                                  ------------ ------------ ----------
  Total interest-earning assets    20,950,796      282,394      5.39
  Non-interest-earning assets       3,301,352
                                   -----------
  Total assets                    $24,252,148
                                  ============
Liabilities and Stockholders'
 Equity:
  Interest-bearing deposits:
    NOW and money market accounts $ 3,003,076     $ 12,391      1.65%
    Savings accounts                2,921,826        4,003      0.55
    Certificates of deposit         3,737,918       20,088      2.15
    Mortgagors' escrow                 89,733           66      0.29
                                  ------------ ------------ ----------
  Total interest-bearing deposits   9,752,553       36,548      1.50
    Borrowed funds                 10,302,170       87,090      3.38
                                  ------------ ------------ ----------
  Total interest-bearing
   liabilities                     20,054,723      123,638      2.47
  Non-interest-bearing deposits       728,524
  Other liabilities                   300,118
                                  ------------
  Total liabilities                 21,083,365
  Stockholders' equity               3,168,783
                                  ------------
  Total liabilities and
   stockholders' equity            $24,252,148
                                  ============
  Net interest income/interest rate
   spread                                         $158,756      2.92%
                                               ============ ==========
  Net interest-earning assets/net
   interest margin                    $896,073                  3.03%
                                  ============              ==========
  Ratio of interest-earning assets
   to interest-bearing liabilities                              1.04x
                                                            ==========

  Core deposits                     $6,653,426     $16,394      0.99%
                                  ============ ============ ==========


                                      Three Months Ended March 31,
                                  ------------------------------------
                                                  2004
                                   -----------------------------------
                                                             Average
                                    Average                   Yield/
                                    Balance      Interest      Cost
                                  ------------ ------------ ----------

Assets:
  Interest-earning assets:
    Mortgage and other loans, net $10,449,600     $156,199      5.98%
    Mortgage-related securities     8,322,228      105,384      5.07
    Debt and equity securities      2,529,503       34,031      5.38
    Money market investments           63,983          234      1.46
                                  ------------ ------------ ----------
  Total interest-earning assets    21,365,314      295,848      5.54
  Non-interest-earning assets       3,190,781
                                   -----------
  Total assets                    $24,556,095
                                  ============
Liabilities and Stockholders'
 Equity:
  Interest-bearing deposits:
    NOW and money market accounts $ 2,385,502     $  6,864      1.15%
    Savings accounts                2,866,805        4,097      0.57
    Certificates of deposit         4,095,138        7,268      0.71
    Mortgagors' escrow                 61,966           44      0.28
                                  ------------ ------------ ----------
  Total interest-bearing deposits   9,409,411       18,273      0.78
    Borrowed funds                 11,017,598       64,059      2.33
                                  ------------ ------------ ----------
  Total interest-bearing
   liabilities                     20,427,009       82,332      1.61
  Non-interest-bearing deposits       637,895
  Other liabilities                   224,362
                                  ------------
  Total liabilities                21,289,266
  Stockholders' equity              3,266,829
                                  ------------
  Total liabilities and
   stockholders' equity           $24,556,095
                                  ============
  Net interest income/interest rate
   spread                                         $213,516      3.93%
                                               ============ ==========
  Net interest-earning assets/net
   interest margin                   $938,305                   4.00%
                                  ============              ==========
  Ratio of interest-earning assets
   to interest-bearing liabilities                              1.05x
                                                            ==========

  Core deposits                    $5,890,202      $10,961      0.74%
                                  ============ ============ ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
            (in thousands, except share and per share data)
                              (unaudited)


                                   For the Three Months Ended
                          --------------------------------------------
                            March 31,     December 31,    March 31,
                               2005           2004           2004
                           -------------  -------------  -------------
GAAP EARNINGS DATA:
Net income                     $91,082        $83,476       $130,023
Basic earnings per share          0.35           0.32           0.50
Diluted earnings per share        0.35           0.32           0.48
Return on average assets          1.50%          1.41%          2.12%
Return on average tangible
 assets                           1.64           1.54           2.31
Return on average
 stockholders' equity            11.50          10.64          15.92
Return on average tangible
 stockholders' equity            32.20          30.41          42.02
Efficiency ratio                 26.54          28.83          18.70
Operating expenses to
 average assets                   0.84           0.87           0.76
Interest rate spread              2.92           3.06           3.93
Net interest margin               3.03           3.15           4.00
Shares used for basic EPS
 computation               259,872,413    259,573,357    260,665,050
Shares used for diluted
 EPS computation           262,274,300    262,721,215    273,265,204

CASH EARNINGS DATA:
Basic cash earnings per
 share                           $0.38          $0.39          $0.62
Diluted cash earnings per
 share                            0.37           0.39           0.59
Cash return on average
 assets                           1.62%          1.72%          2.62%
Cash return on average
 tangible assets                  1.77           1.88           2.85
Cash return on average
 stockholders' equity            12.39          12.98          19.66
Cash return on average
 tangible stockholders'
 equity                          34.71          37.10          51.88
Cash efficiency ratio            25.58          26.41          17.39



                                       At March 31,    At December 31,
                                           2005             2004
                                      ---------------  ---------------
BALANCE SHEET DATA:
Book value per share                         $12.26           $12.23
Tangible book value per share                  4.51             4.40
Stockholders' equity to total assets          13.00%           13.26%
Tangible stockholders' equity to
 tangible assets                               5.21             5.22
Tangible stockholders' equity to
 tangible assets excluding net
 unrealized losses on securities               5.45             5.39
Shares used for book value computation  260,921,443      260,533,784
Total shares issued and outstanding     265,478,175      265,190,635

ASSET QUALITY RATIOS:
Non-performing loans to total loans            0.23%            0.21%
Non-performing assets to total assets          0.14             0.12
Allowance for loan losses to non-
 performing loans                            236.03           277.31
Allowance for loan losses to total
 loans                                         0.54             0.58

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President
             Investor Relations